                                                                    EXHIBIT 12.1

                     UNITED PARCEL SERVICE OF AMERICA, INC.

                   STATEMENT SETTING FORTH THE COMPUTATION OF

                     THE RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                                                                               Nine Months
                                                                                                                  Ended
                                                                     Year Ended December 31,                  September 30,
                                                                     -----------------------                 --------------
                                                           1993      1994      1995      1996      1997           1998
                                                          ------    ------    ------    ------    ------         ------
Earnings available for fixed charges;
  Income before income taxes                             $1,432    $1,575    $1,708    $1,910    $1,553           $2,106

Fixed charges                                               167       188       251       259       385              272
Less capitalized interest                                   (28)      (45)      (49)      (53)      (43)             (21)
                                                         ------    ------    ------    ------    ------           ------
        Total                                            $1,571    $1,718    $1,910    $2,116    $1,895           $2,357
                                                         ======    ======    ======    ======    ======           ======

Fixed charges:
  Interest expense                                       $   34    $   29    $   77    $   95    $  252           $  169
  Capitalized interest                                       28        45        49        53        43               21
  Interest component of rentals
    Charged to income                                       105       114       125       111        90               82
                                                         ------    ------    ------    ------    ------           ------
        Total                                            $  167    $  188    $  251    $  259    $  385           $  272
                                                         ======    ======    ======    ======    ======           ======

Ratio of earnings to fixed charges                          9.4       9.1       7.6       8.2       4.9              8.7
                                                         ======    ======    ======    ======    ======           ======
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